Exhibit 10.10
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of March 11, 2022 (this “Agreement”) by and between STAGWELL INC., a Delaware corporation (the “Company”), and MARK PENN (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement, dated as of December 14, 2021 (the “Existing Agreement”); and

WHEREAS, the Company and the Executive desired to enter into this Agreement to make certain changes to and supersede the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.Employment
The Company agrees to employ the Executive during the Term specified in Section 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.Term
Subject to the provisions contained in Sections 6 and 7, the Executive’s employment by the Company shall be for a term commencing on the date hereof (the “Commencement Date”) and shall continue until March 31, 2025, unless and until either (i) the Executive gives sixty (60) days’ prior written notice of resignation without “Good Reason” (as defined herein) to the Company, (ii) the Executive terminates employment with “Good Reason” in accordance with Section 6(b) of this Agreement, (iii) the Company terminates the Executive’s employment with or without “Cause” (as defined herein), (iv) the Agreement is terminated due to the Executive’s death or “Disability” (as defined herein) or (v) the Executive terminates employment due to “Retirement” in accordance with Section 6(e) of this Agreement. Any notice given by the Executive under Section 2(i) shall specify the date of termination and the fact that the notice is being delivered pursuant to Section 2(i) of this Agreement; the Company shall have the right at any time during such sixty (60) day notice period to relieve the Executive of all or any portion of his offices, duties and responsibilities and to place him on a paid leave-of-absence status. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefor, is referred to in this Agreement as the “Termination Date”. The term during which the Executive’s employment shall continue is referred to as the “Term”.

3.Duties and Responsibilities
(a)Title. During the Term, the Executive shall have the position of Chief Executive Officer of the Company.
(b)Duties. The Executive shall report directly to the Company’s Board of Directors (the “Board”), at such times and in such detail as the Board shall reasonably require. The Executive shall perform such duties consistent with his position or as may be directed by the Board.
(c)Scope of Employment. The Executive’s employment by the Company as described herein shall be full-time. During the Term, the Executive agrees that he will (i) devote the business time and attention consistent with his position and compensation and as reasonably determined by the Board, his reasonable best efforts, and all his skill and ability to promote the interests of the Company; and (ii) carry out his duties (A) in a competent manner and serve the Company faithfully and diligently under the direction of the Board and (B) subject to Section 10 of this Agreement. Notwithstanding the foregoing, and subject to this Section 3(c), the Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that any such activities and/or passive investments are not in a company which transacts business with the Company or its affiliates or engages in a Restricted Business (as defined in Section 8(a)) (or, if such company does transact business with the Company, or is a Restricted Business, it is a publicly held corporation and the Executive’s participation is limited to owning less than 1% of its outstanding shares or it transacts business with the Company at commercially reasonable terms as determined by the Chief Financial Officer), and further provided that any such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement. Notwithstanding anything else set forth herein, the Company acknowledges that the Executive is a manager of The Stagwell Group LLC (“Stagwell Advisors”), which serves as an investment advisor to Stagwell Media LP (the “Stagwell Fund”) and which performs other services for entities controlled by the Stagwell Fund. The Company agrees that the Executive may continue to serve as a manager of Stagwell Advisors, and carry out his duties as a manager of Stagwell Advisors, except as would interfere with the performance of his duties or responsibilities under this Agreement. The Company further agrees that the Executive may (i) perform services in connection with the public policy polling commonly known as the Harvard CAPS / Harris Poll which is considered an integral portion of Executive’s duties and not an outside activity, and (ii) serve as an owner, advisor to or a board member of Political Games, Inc., Mark’s Leasing Inc., MTailor Inc., Medtailor LLC, and serve on government advisory boards, in each case to the same extent as Executive has performed such services during the one-year period prior to the Commencement Date, and in each case except as would interfere with the performance of his duties or responsibilities under this Agreement.
(d)Office Location. During the Term, the Executive’s services hereunder shall be performed at the offices of the Company, subject to necessary travel requirements to the Company’s partner agency office locations in order to carry out his duties in connection with his positions hereunder.
4.Compensation
(a)Base Salary. As compensation for his services hereunder during the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $1,060,000, which will increase to $1,260,000 effective January 1, 2023 and may be further increased from time to time by the Human Resources & Compensation Committee of the Board of Directors (the “Compensation Committee”) (such annualized base salary, as it may be so increased, “Base Salary”).
(b)Amendment of SARs. The Company and Executive acknowledge and agree that they entered into that certain Stock Appreciation Rights Agreement, dated as of December 14, 2021 (the “Existing SAR Agreement”), which provided for the December 14, 2021 grant of an award of 1,500,000 stock appreciation rights (“SARs”) in respect of the Company’s Class A common stock (“Class A Shares”) with a base price equal to $8.27 under the Company’s 2016 Stock Incentive Plan (as amended from time to time, the “Plan”), with the grant of 1,312,000 of the SARs being subject to stockholder approval of an amendment to the Plan . As of the date hereof, the Company and Executive shall enter into an Amended and Restated Stock Appreciation Rights Agreement (the “Amended and Restated SAR Agreement”) to supersede and replace the Existing SAR Agreement, which Amended and Restated SAR Agreement shall revise the SARs to provide that (x) the SARs shall be settled only in cash upon any future exercise thereof, and (y) the SARs shall be granted outside of the Plan and not subject to stockholder approval. The SARs will become vested and exercisable in three equal installments (each consisting of 500,000 stock appreciation rights) on each of the first three (3) anniversaries of December 14, 2021 (each such date, a “Vesting Date”), subject to the Executive’s continued employment with the Company through the applicable Vesting Date. Upon exercise of a vested SAR, the Executive will receive the SAR Amount (as defined below) in the form of cash. The “SAR Amount” is determined by multiplying (i) the excess, if any, of the Fair Market Value of a Class A Share on the date of exercise of such SAR over the exercise price, by (ii) the number of SARs that have been exercised. The SARs shall be subject to accelerated vesting upon (i) the Executive’s death or disability, (ii) termination of the Executive’s employment without “Cause” or with “Good Reason,” or (iii) a Change in Control (as defined below) following the date hereof. To the extent not yet exercised, any SARs shall expire on December 14, 2026. For purposes of the SARs, “Fair Market Value” means, with respect to a Class A Share, as of the applicable date of determination, (i) the closing sales price on the immediately preceding business day of Class A Shares as reported on the principal securities exchange on which such shares are then listed or admitted to trading, or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System, or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Compensation Committee. In the event that the price of Class A Shares shall not be so determinable, the Fair Market Value of Class A Shares shall be determined by the Compensation Committee in its reasonable discretion.
(c)Annual Discretionary Bonus. During the Term, the Executive shall be eligible to receive an annual discretionary bonus in a target amount equal to 110% of the then current Base Salary, which target amount may be increased from time to time by the Compensation Committee. The annual discretionary bonus shall be based upon criteria determined by the Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the Compensation Committee shall deem reasonable and appropriate in its discretion (such annual discretionary bonus, as it may be so increased, the “Annual Discretionary Bonus”). The Annual Discretionary Bonus shall be paid in accordance with the Company’s normal bonus payment procedures.
(d)Grants under LTIP Plans. The Executive shall be eligible to participate in the Company’s LTIP Plans with an annual target award amount equal to 350% of the Executive’s then current Base Salary, with each such award to be made on terms and conditions no more or less favorable than those of awards made to other senior executives of the Company.
5.Expenses; Fringe Benefits
(a)Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the written policies of the Company as from time to time in effect, including reasonable, ordinary, necessary and documented first-class transportation and first-class accommodations and private air transportation as allotted by the Compensation Committee. Without the generality of the foregoing and notwithstanding the provisions of this Section 5(a), the Company acknowledges and agrees that the Executive shall be entitled to incur and be reimbursed for expenses greater than, or not contemplated in, the policies of the Company in effect from time to time. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.
(b)Benefit Plans. During the Term, the Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any group health plans, welfare benefit plans and programs (including disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.
(c)Vacation. The Executive shall be entitled to four (4) weeks of vacation in accordance with the Company’s policies, with no right of carry over, to be taken at such times as shall not materially interfere with the Executive’s fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its employees.
6.Termination of Employment
(a)Termination for Cause. The Company, by direction of the Board (excluding the Executive), shall be entitled to terminate the Term and to discharge the Executive for “Cause” effective upon the giving of written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean:
(i)the Executive's willful failure or refusal to materially perform his duties and responsibilities to the Company as set forth in Section 3 hereof (other than as a result of a Disability pursuant to Section 6(d) hereof), or to abide by the reasonable directives of the Board, in each case if such failure or refusal is not cured (if curable) within 20 days after written notice thereof by the Company;
(ii)the willful fraud or material dishonesty of the Executive in connection with his position or the performance of duties to the Company (including any misappropriation of the funds or property of the Company), or the willful misconduct of the Executive in connection with his position or the performance of his duties to the Company;
(iii)the conviction of Executive in a court of law of, or entering by the Executive of a plea of guilty or no contest to, any felony or any crime involving material dishonesty or theft;
(iv)willful failure by the Executive to cooperate as directed by the Board with a bona fide Company internal investigation or an investigation of the Company by governmental, regulatory or law enforcement authorities, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company; and
(v)any material breach by the Executive of Sections 8 or 10 hereof, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company.
Any notice required to be given by the Company pursuant to this section shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and a court determines that Cause as defined herein was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to Section

6(c) and the Executive’s rights and remedies will be governed by Section 7(b), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(b)Termination by the Executive for Good Reason. Provided that a Cause event has not occurred, the Executive shall be entitled to terminate this Agreement and the Term hereunder for Good Reason (as defined below) at any time during the Term by written notice to the Company not more than 20 days after the occurrence of the event constituting such Good Reason. For purposes of this Agreement, “Good Reason” shall be limited to:
(i)a material diminution of the Executive’s position or authority as set forth in Section 3 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company;
(ii)the Company’s material breach of the compensation and benefits provisions of Section 4 or Section 5 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company; or
(iii)following a Change in Control (as defined below), the Executive not holding the position of chief executive officer of the ultimate parent corporation or other controlling entity resulting from the Change in Control transaction.
Any notice required to be given by the Executive pursuant to this Section 6(b) shall specify the nature of the circumstance alleged to constitute Good Reason and the provisions of this Agreement relied upon, and shall specify the date of termination, which shall not be less than 30 days or more than 60 days following the date of such notice.
For the purposes of this Agreement, a “Change in Control” shall have the meaning provided in Section 2(b) of the Plan with respect to any event so described in Section 2(b) of the Plan that occurs following the Commencement Date.

(c)Termination without Cause. The Company, by direction of the Board, shall have the right at any time during the Term to immediately terminate the employment of the Executive without Cause by giving written notice to the Executive setting forth a date of termination.
(d)Termination for Death or Disability. In the event of the Executive’s death, the date of termination shall be the date of the Executive’s death. In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability and the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 360 days (such causes being herein referred to as “Disability”), the Company shall have the right to terminate the Executive’s employment hereunder as at the end of any calendar month during the continuance of such Disability upon at least 30 days’ prior written notice to the Executive.
(e)Termination for Retirement. Upon reaching the age of 70, Executive may terminate his employment for “Retirement” upon not less than 30 days’ prior written notice to the Company.
7.Effect of Termination of Employment and Change in Control
(a)Termination by the Company for Cause; by Death or Disability; without Good Reason. In the event of the termination of the employment of the Executive (1) by the Company for Cause; (2) by reason of death or Disability pursuant to Section 6(d); or (3) pursuant to a notice of resignation without Good Reason, the Executive shall be entitled to the following payments and benefits (the “Accrued Rights”):
(i)unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the date of termination; and
(ii)all outstanding equity incentive awards (including the SARs) shall be treated in accordance with the governing equity plan and underlying award agreement, except as otherwise provided in Section 4(b).
In the event of termination of the employment of Executive in the circumstances described in this Section 7(a), except as expressly provided in this section or any other accrued benefits or indemnification rights under the Company’s by-laws, the Company’s other organizational documents, or this Agreement, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

(b)Termination by the Company without Cause or by the Executive for Good Reason. In the event of a termination by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits:
(i)the Accrued Rights as provided in Section 7(a) hereof;
(ii)his Annual Discretionary Bonus with respect to the calendar year prior to the date of termination, when otherwise payable, but only to the extent earned and approved by the Compensation Committee but not already paid;
(iii)eligibility for a pro-rata portion of his Annual Discretionary Bonus with respect to the calendar year in which the date of termination occurs, when otherwise payable (such pro-rata amount to be equal to the product of (A) the amount of the Annual Discretionary Bonus that would have been earned for such calendar year based on actual performance for such year, times (B) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the date of termination, and (y) the denominator of which shall equal 365;
(iv)in the event of a termination without Cause or by the Executive for Good Reason, a severance payment (the “Termination Payment”) in an amount equal to the product of 1.5 multiplied by the sum of (A) the amount of then-current Base Salary, plus (B) the amount of the Annual Discretionary Bonus paid (or earned and approved by the Compensation Committee but not already paid) in respect of the fiscal year immediately preceding the year which includes the date of termination. The Termination Payment (less applicable withholding taxes), shall be paid to the Executive in a cash lump-sum not later than 60 days following the date of termination; and
(v)during the period commencing on the Termination Date and ending on the twelve (12)-month anniversary thereof or, if earlier, the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, or (B) reimburse the Executive and the Executive’s dependents for coverage under its group health plan (if any), at the same levels and costs in effect on the Termination Date (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
(c)Termination due to Retirement. In the event of a Retirement, the Executive shall be entitled to the following payments and benefits:
(i)the Accrued Rights as provided in Section 7(a) hereof;
(ii)provided that the Executive continues to provide his services to the Company as Chairman of the Board following his Retirement (or the Executive has offered to serve in such role and the Company has declined to so engage him as Chairman of the Board), all outstanding equity incentive awards (including the SARs) shall remain eligible to vest until such date that the Executive no longer is willing to serve as Chairman of the Board (or voluntarily resigns from the Board); and

(iii)during the COBRA Period, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, or (B) reimburse the Executive and the Executive’s dependents for coverage under its group health plan (if any), at the same levels and costs in effect on the Termination Date (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
(d)Effects of Termination by the Company without Cause or by the Executive for Good Reason; due to Retirement. In the event of termination of this Agreement in the circumstances described in Sections 7(b) or 7(c), except as expressly provided in this section or any other accrued benefits or indemnification rights, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.
The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in Sections 7(b) or 7(c) is conditioned upon the Executive signing and not revoking a separation agreement in a form reasonably satisfactory to the Company (the “Separation Agreement”) within 60 days following the date of termination. The Separation Agreement shall provide for the contractual severance described in Sections 7(b) or 7(c), a customary release of all claims by the Executive, and a reaffirmation of the Executive’s restrictive covenants. In the event the Executive breaches any material provisions of the Separation Agreement or the provisions of Section 8 of this Agreement, in addition to any other remedies at law or in equity available to it, (i) the Company may cease making any further payments and providing the other benefits provided for in Sections 7(b) or 7(c) (including ceasing continued vesting of equity incentive awards pursuant to Section 7(c)), and (ii) as of the first date on which the Executive so breaches, the Executive shall pay to the Company an amount equal to the sum of all payments theretofore paid to the Executive pursuant to Sections 7(b) or 7(c) (including any equity incentive awards that vested or continued to vest (or any Class A Shares received in settlement thereof), in each case without affecting the Company’s rights under this Agreement or the Separation Agreement.

(e)Change in Control. Upon the occurrence of a Change in Control, the vesting and, if applicable, exercisability of the Executive’s then outstanding equity awards shall be accelerated in full (and, if applicable, all restrictions and rights of repurchase on such awards shall lapse) effective as of immediately prior to such Change in Control (including any such awards that vest in whole or in part based on the attainment of performance-vesting conditions which shall be deemed achieved based on actual performance results measured as such Change in Control).
8.Protective Covenants and Protection of Confidential Information
(a)Definitions. As used in this Section 8, the following terms shall have the meanings set forth below:
(i)“Company” means Stagwell Inc. and each of its subsidiaries.
(ii)“Client” means any Person (as defined below) to whom, at any time during the period that the Executive was in the employ of the Company, the Company (x) rendered services or (y) made a Pitch.
(iii)“Person” means and includes an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.
(iv)“Pitch” means a new business presentation or similar offering of services; provided, however, a general mailing or an incidental contact shall not be deemed a Pitch.

(v)“Post-Employment Restriction Period” means the period of time commencing on the Termination Date and continuing until the end of the twelve (12) month period following the Termination Date. For greater clarity, the Post-Employment Restriction Period shall commence at the end of the sixty (60)- day notice period referred to in Section 2 in the event that a notice of termination is delivered pursuant to Section 2.
(vi)“Restricted Client” means (x) anyone who was a Client of the Company on the Termination Date or at any time during the one-year period immediately preceding the Termination Date, and (y) any prospective Client to whom the Company made a Pitch at any time during the one-year period prior to, or the six month period immediately following, the Termination Date, but with respect to any Pitch made after the Termination Date, only if the Executive participated in or had a supervisory responsibility or other involvement in the discussions with the potential Client preceding the Pitch and/or participated in the preparation of the Pitch and/or the actual Pitch. In addition, if the Restricted Client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “Restricted Client” as used herein shall include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.
(vii)“Restricted Business” means the business of any advertising, marketing, digital (non-technology) or communication services.
(viii)“Restricted Territory” means the United States and any other geographic area in which the Company or any of its controlled subsidiaries or managerially controlled affiliates render services to its Clients.
(b)Restrictions on Certain Activities. The Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as a key executive of the Company whose responsibilities and duties require is involvement in all aspects of the business of the Company, he may participate in the servicing of Clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his senior position with the Company places him in a position of confidence and trust with the Clients and employees of the Company; (iv) that as a key executive of the Company he has participated in and will continue to participate in the solicitation and hiring of executives and other employees of the Company and that his senior position with the Company has put him, and will put him in a position of becoming very familiar with the talents, needs, capabilities and characteristics of such employees and executives; and (v) that his rendering of services to the Clients and his supervisory responsibilities involving employees of the Company necessarily required and will continue to require the disclosure to the Executive of Confidential Information (as defined in Section 8(c) hereof) of the Company. In the course of the Executive’s employment with the Company, the Executive may develop a personal relationship with the Clients of the Company and a knowledge of those Clients’ affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive’s hands in confidence and trust. The Executive consequently acknowledges that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the Confidential Information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this Section 8 were contained in this Agreement. Accordingly, except as acknowledged below or as otherwise set forth in Section 3(c), the Executive agrees that he will not, as an individual, employee, consultant, independent contractor, partner, shareholder, member or in association with any other Person, except on behalf of the Company, directly or indirectly, and regardless of the reason for the Executive ceasing to be so employed by the Company:
(i)during the Term and continuing until the end of the Post-Employment Restriction Period, solicit business on behalf of, render any competitive services to, engage in, guaranty any obligations of, extend credit to, or have any ownership interest or other affiliation in, any business or other endeavor, which is engaged in the Restricted Business in the Restricted Territory; provided, however, that nothing contained in this clause (i) shall be deemed to prevent the undersigned from owning less than 1% of the shares of any publicly held corporation engaged in any such business or from any other rights granted in this Agreement;
(ii)during the Term and continuing until the end of the Post-Employment Restriction Period, in the Restricted Territory, solicit, render services to or for, or accept from, anyone who is a Restricted Client, any Restricted Business of the type performed by the Company, or persuade or attempt in any manner to persuade any Restricted Client to cease to do any business of the type performed by the Company or to reduce the amount of business which any such

Restricted Client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Restricted Client was originally established in whole or in part through the Executive’s efforts;
(iii)during the Term and continuing until the end of the Post-Employment Restriction Period, be employed in the Restricted Territory by a Restricted Client to solicit or render services of the type performed by the Company for such Restricted Client without prior written approval by the Company (the determination of which shall not be unreasonably delayed); or
(iv)during the Term and continuing until the end of the Post-Employment Restriction Period, employ as an employee or retain as a consultant, any Person who is then or at any time during the one-year period prior to the Termination Date was, an employee of or exclusive consultant to, the Company, or, persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any other Person without prior written approval by the Company
(c)Confidential Information. In the course of the Executive’s employment with the Company (and its predecessor), he will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “confidential information”. The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement) disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information. The term “confidential information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8(c) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 8(c) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by him or made available to him during his employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment with the Company or at any other time upon request. Except in connection with the Executive’s employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material; provided that the Executive shall be entitled to retain his personal files.
Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. For purposes of this Agreement, each of the foregoing communications or disclosures is a “Protected Disclosure.” The Executive does not need to give prior notice to (or get authorization from) the Company regarding any Protected Disclosure. Except as otherwise provided in this Section 8(c) or under applicable law, notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, or the Company’s trade secrets, without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(d)Remedies; Acknowledgments. If the Executive commits or threatens to commit a breach of any of the provisions of Sections 8(b) or (c), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.
The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Sections 8(b) and (c) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope and other provisions of this Section 8 have been specifically negotiated by sophisticated parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing Restricted Clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in Sections 8(b) and (c), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this Section 8 (collectively, the “Protective Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

(e)Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Post-Employment Restriction Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this Section 8 (it being agreed by the Company that such notification required under this Section 8(e) shall not be deemed a breach of the confidentiality provisions of this Agreement). Executive may provide a copy of the provisions of this Section 8 to any such prospective employer.
(f)Tolling. The temporal duration of the covenants set forth in Section 8 of this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any such covenants, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such restrictions.
9.Intellectual Property
During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly to the business of the Company, including any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees that at the Company’s request and expense, he will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

10.Additional Covenants
During the Term, the Executive covenants and agrees to restrict his role and responsibilities at Stagwell Advisors or any of its affiliates in any manner required to comply with applicable law and the Company’s Related Party Transaction Policy.

11.Indemnification
The Company shall indemnify and hold harmless, the Executive and his heirs, executors, administrators and other legal personal representatives (each, an “Indemnitee”), to the maximum extent permitted by applicable law, from and against (a) any liability and all costs, charges and expenses that an Indemnitee sustains or incurs in respect of any action, suit or proceeding that is proposed, threatened or commenced against an Indemnitee for or in respect of anything done or permitted by the Executive in respect of the execution of the duties of his office; and (b) all other costs, charges and expenses that the Executive sustains or incurs in respect of the affairs of the Company. The Company shall also indemnify the Executive in such other circumstances to the maximum extent as applicable law permits or requires. To the extent permitted by applicable law, the Company will advance or reimburse any expenses, including reasonable attorneys’ fees, incurred by an Indemnitee in investigating and defending any actual or threatened action, suit or proceeding for which an Indemnitee may be entitled to indemnification under this Section 11. During the Term and thereafter, the Company shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent as its other senior executives and/or directors.

12.Enforceability
The failure of any party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

13.Assignment
The Company and the Executive agree that the Company shall have the right to assign this Agreement in connection with any asset assignment of all or substantially all of the Company’s assets, stock sale, merger, consolidation or other corporate reorganization involving the Company and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and such assigns of the Company. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of the Executive to receive certain benefits upon death as expressly set forth under Section 7(a) of this Agreement shall inure to the Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

14.Modification
This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

15.Severability; Survival
In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

16.Notice
Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three (3) days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:
Mr. Mark Penn
Address as on file with the Company
With a copy (which shall not constitute notice) to:
Williams and Connolly LLP
725 12th Street NW
Washington, DC 20005
Attn: Michael F. O’Connor
If to the Company:
c/o Stagwell Inc.
One World Trade Center, Floor 65
New York, NY 10007
Attention: General Counsel

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

17.No Conflict
The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

18.Entire Agreement; Governing Law
This Agreement represents the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including the Existing Agreement). This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of New York.

19.Withholdings
The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.Counterparts
This Agreement may be executed in two counterparts or by facsimile transmission, both of which taken together shall constitute one instrument.

21.No Strict Construction
The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

22. 409A Compliance
This Agreement is intended to comply, to the extent applicable, with Section 409A of Code and will be so interpreted. For purposes of this Agreement, a termination of Executive’s services on the date of termination shall be determined in a manner consistent with the rules relating to “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder. Notwithstanding anything herein to the contrary, (i) if on the date of termination Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination the Agreement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will (A) defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the date of termination (or the earliest date as is permitted under Section 409A of the Code), and (B) add to such payment or benefit an interest payment for the six-month period calculated using the short-term Applicable Federal Rate (monthly compounded) as in effect on the date of termination under Section 1274(d) of the Code and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to the Executive. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If under this Agreement, an amount is paid in two or more installments, each installment shall be treated as a “separate payment” within the meaning of 409A of the Code.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Employment Agreement as of the day and year first above written.

STAGWELL INC.
By:	/s/ Frank Lanuto
Name: Frank Lanuto
Title: Chief Financial Officer
By:	/s/ Peter McElligott
Name: Peter McElligott
Title: General Counsel

MARK PENN
Signature:	/s/ Mark Penn

    [Execution Page to Second Amended and Restated Employment Agreement]